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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-102585

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED FEBRUARY 12, 2003)

2,673,797 SHARES

COMMON STOCK

        We are offering 2,673,797 shares of our common stock to two affiliated institutional investors. Under the terms of the purchase agreements between the investors and us, we negotiated the purchase price for these shares of common stock at an aggregate price of $25,000,000, at $9.35 per share. We expect this transaction to close on or about the date of this filing. On October 17, 2003, the last reported sales price of our common stock on the New York Stock Exchange was $9.85 per share.

        Before you invest, you should carefully read this prospectus supplement, the related prospectus and all information incorporated by reference therein. These documents contain information you should consider when making your investment decision.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT, AS WELL AS THE BUSINESS RISKS ADDRESSED IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 20, 2003.

i

General

        This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to $40,000,000 of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of 2,673,797 shares of our common stock under the shelf registration statement. You should read carefully this prospectus supplement, the prospectus and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement, the prospectus and the information incorporated by reference, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed and described under the heading "Where You Can Find More Information" in the prospectus.

        You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

Market for Our Common Stock

        On October 17, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $9.85 per share. Our common stock is traded on the New York Stock Exchange under the symbol "FLE."

        As of October 1, 2003 and before the issuance of the 2,673,797 shares pursuant to this prospectus supplement, we had 35,936,692 shares of common stock outstanding.

Use of Proceeds

        The net proceeds to us from this offering will be approximately $25 million. We plan to use the net proceeds for general corporate purposes.

Plan of Distribution

        The sale of the common stock to the institutional investors is being made on terms we negotiated with the investors. In the purchase agreements between us and the investors, each investor agrees that it:

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  is an institutional accredited investor;

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  is acquiring the shares for its own account for investment purposes; and

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  is not acquiring the shares with a view toward distribution.

        Additionally, each investor has represented that neither it nor any of its affiliates nor any entity managed by it has, with us or any third party, any plans or agreements to resell or otherwise distribute the shares. We have agreed to reimburse the institutional investors for up to $20,000 in the aggregate of their legal fees associated with the transaction.

        The investors may be considered underwriters under applicable securities laws. Resales of common stock by the investors in the United States, its territories and possessions must be made in compliance with applicable United States securities laws.

Disclosure Regarding Forward Looking Statements

        Please see the information in the prospectus and the materials incorporated by reference into the prospectus about the risks and uncertainties associated with forward looking statements contained in these documents.

Risk Factors

Risks Relating to Our Business

        If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results.

We have had significant losses in the last three fiscal years and it is possible that we may not be able to regain profitability in the foreseeable future. This could cause us to limit future capital expenditures and also increase the difficulty of implementing our business and finance strategies or meeting our obligations when due.

        We had net losses totaling $71 million, $162 million and $284 million for the fiscal years 2003, 2002 and 2001, respectively. Continued losses may reduce our liquidity and may cause us to reduce our expenditures on capital improvements, machinery and equipment, and research and development. This could have a negative effect on our ability to maintain production schedules, manufacture products of high quality, and develop and manufacture new products that will achieve market acceptance. This could, in turn, have a negative effect on our sales and earnings. If we continue to suffer losses, we could be unable to implement our business and financial strategies or meet our obligations when due. Our losses for fiscal years 2003, 2002 and 2001 were partially caused by the following conditions:

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    reduced demand in the manufactured housing and, until the third quarter of fiscal 2002, recreational vehicle industries;

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    excess capacity, particularly in our manufactured housing plants;

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    some wholesale and retail lenders abandoning the manufactured housing market;

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    excess manufactured housing retail inventories;

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    restrictive lending standards in the manufactured housing market by the remaining retail lenders;

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    tightened credit standards by wholesale lenders for both manufactured housing and recreational vehicles;

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    relatively high interest rates for manufactured homes as opposed to site-built homes;

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    competition with resellers of repossessed manufactured homes; and

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    weaker general economic conditions, stock market declines, and diminished consumer confidence.

        We cannot provide assurance that the conditions that have resulted in our substantial losses in fiscal years 2001 through 2003 will not continue into fiscal 2004 and beyond.

        In addition to the foregoing conditions, actions taken by us in response to the circumstances that contributed significantly to the losses included:

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    charges in 2002 and 2001 related to the impairment of goodwill that originated with our acquisitions of retail housing businesses in prior years, some of which have been closed or downsized; and

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    downsizing initiatives within our manufacturing and retail housing businesses, including asset impairment charges, write down of idled manufacturing facilities, employee severance payments and plant closing costs.

We may be unable to comply in the future with financial covenants contained in our senior secured facility, which could result in a default under our debt obligations, and our lenders could accelerate our debt or take other actions which could restrict our ability to operate.

        We have amended our senior secured facility seven times since its inception in 2001 in part because of concerns regarding one or more of its covenants. In the future, if our operating results and/or liquidity deteriorate significantly due to business or economic conditions, we may breach covenants under the amended facility, resulting in a default.

        The amended credit facility is funded by a syndicate of banks led by Bank of America and requires us to maintain particular financial ratios and meet specific financial tests, including an EBITDA covenant and a covenant that requires us to maintain liquidity, which includes the daily average of cash equivalents and unused borrowing capacity, of at least $80 million for the Company as a whole and $50 million for subsidiaries designated as borrowers. A breach of any of the financial covenants could result in a default under this facility, as well as our retail floor plan facility, which includes cross-default provisions. In the event of a future default under our debt obligations, we cannot assure you that our lenders will agree to forbear from enforcing any remedies otherwise available to them or that they will grant us waivers or amend our covenants.

        Our credit facility ranks senior to our convertible trust preferred securities, and is secured by substantially all of our assets, except for some inventories that are used to secure floor plan arrangements, the cash value of our Company-owned life insurance, and certain fixed assets, real estate and housing retail finance receivables (chattel loans and/or mortgages). Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding under the facility, together with accrued interest, to be immediately due and payable. A default under our senior secured facility could also cause a default under our retail floor plan debt. If we were unable to repay all outstanding balances, the lenders could proceed against our assets, and any proceeds realized upon the sale of assets would be used first to satisfy all amounts outstanding under our senior debt, and thereafter, any of our other liabilities, including liabilities relating to our convertible trust preferred securities. In addition, we may be prevented from borrowing additional amounts under our other existing credit agreements, including any retail inventory floor plan facilities.

        Lender actions in the event of default might:

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    restrict our investment in working capital and capital expenditures;

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    limit our ability to react to changes in market conditions due to a lack of resources to develop new products;

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    hamper the marketing of our products due to a lack of funds to support advertising expenditures;

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    increase our risk of not surviving an extended downturn in the business compared to other competitors whose capital structures are less highly leveraged;

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    restrict our ability to merge, acquire or sell properties; and

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    cause us to seek protection from our creditors through bankruptcy proceedings or otherwise.

Reduced availability of financing for our retailers or customers, particularly in our manufactured housing business, could continue to affect our sales volume.

        Our retailers, as well as retail buyers of our products, generally secure financing from third party lenders, which, in the case of manufactured housing, have been negatively affected by adverse loan experience. For example, Conseco, Associates and GreenPoint, which had been very important lenders for customers of our retailers in the 1990s, have withdrawn from the manufactured housing finance business. Reduced availability of such financing and higher interest rates are currently having an adverse effect on the manufactured housing business and our housing sales. If third party financing were to become unavailable or were to be further restricted, this could have a material adverse effect on our results of operations. Availability of financing is dependent on the lending practices of financial institutions, financial markets, governmental policies and economic conditions, all of which are largely beyond our control. For example, floor plan lenders have tightened credit and Conseco and Deutsche have exited that business in the manufactured housing industry. In addition, quasi-governmental agencies such as Fannie Mae and Freddie Mac, which are important purchasers of loans from financial institutions, have tightened standards relating to the manufactured housing loans that they will buy. Many states classify manufactured homes as personal property rather than real property for purposes of taxation and lien perfection and interest rates for manufactured homes are generally higher and the terms of the loans shorter than for site-built homes. In the current environment, financing for the purchase of manufactured homes is often more difficult to obtain than conventional home mortgages. There can be no assurance that affordable wholesale or retail financing for either manufactured homes or recreational vehicles will continue to be available on a widespread basis.

Our repurchase agreements with floor plan lenders could result in increased costs.

        In accordance with customary practice in the manufactured housing and recreational vehicle industries, we enter into repurchase agreements with various financial institutions pursuant to which we agree, in the event of a default by an independent retailer in its obligation to these credit sources, to repurchase product at declining prices over the term of the agreements, typically 12, 18 or 24 months. The difference between the gross repurchase price and the price at which the repurchased product can then be resold, which is typically at a discount to the original sale price, is an expense to us. Thus, if we were obligated to repurchase a large number of manufactured homes or recreational vehicles in the future, this would increase our costs, which could have a negative effect on our earnings. Tightened credit standards by lenders and more aggressive attempts to accelerate collection of outstanding accounts with retailers could result in defaults by retailers and consequent repurchase obligations on our part that may be higher than has historically been the case. During fiscal 2003, we repurchased 136 manufactured homes and 46 recreational vehicles, at an aggregate gross purchase price to us of $4.4 million without incurring a loss upon resale, compared to repurchases of 203 manufactured homes and 214 recreational vehicles, at an aggregate purchase price of $10.5 million, and incurring a $2.1 million loss from the resale of the repurchased units, for fiscal 2002.

Excess inventories of our products among retailers and repossessions could continue to have a negative effect on our sales volume and profit margins.

        The level of manufactured housing and recreational vehicle retail inventories and the existence of repossessed manufactured homes in the market can have a significant impact on manufacturing shipments and operating results, as evidenced in the manufactured housing industry during the past three years. For example, due to the rapid overexpansion of the retail distribution network in the manufactured housing industry, retailers' overstocking based on inflated expectations of future business, and readily available wholesale financing, there is currently an imbalance among the number of retail dealers, industry retail inventories and consumer demand for manufactured homes. The recent and continuing deterioration in the availability of retail financing has already extended the inventory adjustment period beyond what was originally expected. Competition from repossessed homes has further extended this inventory adjustment period. More liberal lending standards in the past resulted in loans to less-creditworthy customers, many of whom have defaulted on these loans. Lenders are repossessing the customers' homes and reselling them at prices significantly below the retail price of a new home, thereby increasing competition for manufacturers of new homes. This situation has been exacerbated by the recent bankruptcy filings of Oakwood Homes and Conseco, which has led both companies to sell large numbers of repossessed homes for cash at distressed prices at auctions or at wholesale, rather than to attempt to refinance the defaulted loans. This practice has led to an increase in the past year in the number of available repossessed homes and to a further deterioration in the price of these homes. If these trends were to continue, or if retail demand were to significantly weaken further, the inventory overhang could result in intense price competition and further pressure on profit margins within the industry and could have an adverse impact on our operating results.

We may not be able to obtain financing in the future, and the terms of any future financings may limit our ability to manage our business. Difficulties in obtaining financing on favorable terms will have a negative effect on our ability to execute our business strategy.

        In addition to capital available under the senior secured credit facility and the capital provided by a cash offer of convertible trust preferred securities in the third quarter of fiscal year 2002, we anticipate that we may be required to seek additional capital in the future, including financing necessary to support the growth of our HomeOne Credit Corp. subsidiary and to finance capital expenditure needs in our recreational vehicle business. There can be no assurance that we will be able to obtain future financing on acceptable terms, if at all.

        Further, on November 16, 2001, Moody's Investors Services, Inc. announced that it had lowered its rating on our senior implied debt from B1 to B2, and on our convertible trust preferred securities from B3 to Caa3, with a negative rating outlook. At the time, Moody's stated that its action reflected the continuing erosion in our operating performance due to a protracted decline in the manufactured housing industry and a slowdown in the recreational vehicle business, and that the negative outlook reflected the highly uncertain intermediate-term outlook for demand in the manufactured housing and recreational vehicle markets. On December 6, 2001, Standard and Poor's announced that it had lowered our corporate credit rating from BB+ to BB-, and the rating on our convertible trust preferred securities from B+ to D, with a negative rating outlook. At the time, Standard and Poor's cited our materially weakened business position due to a continuation of very competitive business conditions in both our manufactured housing and recreational vehicle business segments, and our constrained financial profile, as reflected by the granting of security to our lenders and the discontinuation and deferral of our common dividends and existing convertible trust preferred security distributions, respectively. Standard and Poor's attributed its negative outlook to the prospects for continued weak performance within both of our primary business segments and the vulnerability of our corporate credit ratings to further downgrades. These actions could result in any capital that we might raise in the future being more expensive or more difficult to raise.

        If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategies. Moreover, the terms of any such additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended.

We may incur losses related to our HomeOne Credit finance subsidiary as we build its loan portfolio, including losses relating to defaults and delinquencies and we may be required to bear a greater portion of that risk than our competitors if we are unable to securitize our loans in the secondary market.

        We have limited recent experience operating a consumer finance business. We previously originated loans for our recreational vehicle business through our Fleetwood Credit Corp. subsidiary, but we sold that subsidiary in 1996. We have never previously originated or serviced manufactured housing loans. Our ability to build our loan portfolio in connection with this new consumer finance business depends in part upon our ability to compete with established lenders, and to effectively market our consumer finance services to buyers of our manufactured homes, in the same unfavorable economic conditions that have caused experienced consumer finance companies to exit the manufactured housing business.

        We may incur losses as we develop our loan portfolio and integrate our consumer finance business into our existing operations. Many purchasers of manufactured homes may be deemed to be relatively high credit risks due to various factors, including the lack of or impaired credit histories and limited financial resources. Accordingly, the loans we originate may bear relatively high interest rates and may involve higher than average default and delinquency rates and servicing costs. In the event that we foreclose on delinquent loans, our ability to sell the underlying collateral to recover or mitigate our loan losses will be subject to market valuations of the collateral. These valuations may be affected by factors such as the amount of available inventory of manufactured homes in the market, the availability and terms of consumer financing and general economic conditions.

        Moreover, due to our limited operating history and non-participation in the securitization market to date, we may be unable to sell our loans in the asset-backed securities market. Currently the asset-backed securities market for manufactured housing-related consumer loans is uncertain as a result of poor performance of such securities in recent years. As a result, and due to our recent entry into the business, we may have difficulty accessing that market. Even if we are able to securitize our loans, they may receive lower ratings than those of our competitors that have an established consumer finance record. As a result, we may be required to bear a larger portion of the risk of loss on the financing agreements and may pay higher interest rates or provide greater over-collateralization than our competitors. Alternatively, if we should endeavor to sell the loans as whole loans, our lack of experience in the whole loan sale market may impact the proceeds we receive from whole loan sales transactions. These conditions could negatively affect our cash flow or result in losses at our consumer finance business.

        Prepayments of our managed receivables, whether due to refinancing, repayments or foreclosures, in excess of management's estimate could result in reduced future cash flow due to the resulting loss of net interest income on such prepaid receivables. Prepayments can result from a variety of factors, all of which are beyond our control, including changes in interest rates and general economic conditions.

        The foregoing risks become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit and declining asset values. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Loss of employment, increases in cost-of-living, increases in rents on leased land for homes in manufactured housing communities or other adverse economic conditions would likely impair the ability of our consumer borrowers to meet their payment obligations, which could impair our ability to continue to fund our finance operations.

The manufactured housing and recreational vehicle industries are highly competitive and some of our competitors have stronger balance sheets and cash flow, as well as greater access to capital, than we do. The relative strength of our competitors could result in decreased sales volume and earnings for us, which could have a material adverse effect on our results of operations and financial condition.

        The manufactured housing industry is highly competitive. As of December 31, 2002, there were approximately 66 manufacturers of homes and fewer than 5,000 retail sales centers. Based on retail sales, the 10 largest manufacturers accounted for approximately 79 percent of the retail manufactured housing market in calendar 2002, including our sales, which represented 16.9 percent of the market. The manufactured housing retail market is much more fragmented, with the five largest companies accounting for approximately 24 percent of the market in calendar 2002.

        Competition with other housing manufacturers on both the manufacturing and retail levels is based primarily on price, product features, reputation for service and quality, retail inventory, merchandising, and the terms and availability of wholesale and retail customer financing. Growth in manufacturing capacity during the 1990s increased competition at both the manufacturing and retail levels and resulted in both regional and national competitors increasing their presence in the markets in which we compete. Overproduction of manufactured housing in these regions could lead to greater competition and result in decreased margins, which could have a material adverse effect on our results of operations.

        In addition, manufactured homes compete with new and existing site-built homes, apartments, townhouses and condominiums. The supply of such housing has increased in recent years with the increased availability of construction financing and low-rate mortgage financing, reducing the demand for manufactured homes.

        Manufactured homes also compete with resales of homes that have been repossessed by financial institutions as a result of credit defaults by dealers or customers. Repossession rates for manufactured homes have increased in recent years and there can be no assurance that repossession rates will not continue to increase, thereby adversely affecting our sales volume and profit margins.

        The manufactured housing industry, as well as the site-built housing development industry, has experienced consolidation in recent years, which could result in the emergence of competitors, including developers of site-built homes, that are larger than we are and have greater financial resources than we have. For example, the large conglomerate Berkshire Hathaway recently acquired our competitor, Clayton Homes. This could strengthen competition in the industry and adversely affect our business.

        The recreational vehicle market is also highly competitive. Sales from the five largest manufacturers represented approximately 65 percent of the market in calendar 2002, including our sales, which represented 18.2 percent of the market. Competitive pressures, especially in the entry-level segment of the recreational vehicle market for travel trailers, have resulted in a reduction of profit margins. Sustained increases in competitive pressures could have a material adverse effect on our results of operations. There can be no assurance that existing or new competitors will not develop products that are superior to our recreational vehicles or that achieve better consumer acceptance, thereby adversely affecting our sales volume and profit margins.

Our businesses are cyclical and this can lead to fluctuations in our operating results.

        The industries in which we operate are highly cyclical and there can be substantial fluctuations in our manufacturing shipments, retail sales and operating results, and the results for any prior period may not be indicative of results for any future period. Companies within both the manufactured housing and recreational vehicle industries are subject to volatility in operating results due to external factors such as economic, demographic and political changes. Factors affecting the manufactured housing industry include:

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    interest rates and the availability of financing for manufactured housing products, both of which have had a particularly adverse effect on our business in the past three fiscal years;

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    defaults by retail customers resulting in repossessions, which have also had a particularly adverse effect on our business in the past three fiscal years;

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    inventory levels, which have also negatively impacted our business;

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    availability of manufactured home sites;

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    unemployment trends;

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    international tensions and hostilities;

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    consumer confidence; and

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    general economic conditions.

        Factors affecting the recreational vehicle industry include:

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    overall consumer confidence and the level of discretionary consumer spending, which had an adverse effect on our business in calendar year 2001 and 2002 and may do so again depending on consumer reaction to the economic uncertainty and potential volatility in the stock market;

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    general economic conditions;

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    interest rates;

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    international tensions and hostilities;

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    employment trends; and

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    fuel availability and prices.

        We cannot provide assurance that the factors that are currently adversely affecting our business will not continue to have an adverse effect in the future.

Our businesses are seasonal, and this leads to fluctuations in sales, production and operating results.

        We have experienced, and expect to continue to experience, significant variability in sales, production and net income as a result of seasonality in our businesses. Demand in both the manufactured housing and recreational vehicle industries generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some markets may delay the timing of purchases and shipments from one quarter to another.

We have replaced some of our manufactured housing retailers, and in the past some of our retailers have been acquired. This may lead to a decrease in our sales volume and a loss of our market share.

        Our market share in the manufactured housing market, based on unit shipments, declined from 21.6 percent in calendar 1994 to 14.9 percent in calendar 2002. The reason for this change was, in part, our reduction of the number of independent retail distribution points from approximately 1,800 to 1,100 during the period from January 1994 through April 27, 2003, in order to concentrate on more sophisticated retailers that share our approach towards merchandising and customer satisfaction. We have also, from time to time in the past, lost significant retailers that were acquired by competitors. Such acquisitions can reduce our retail distribution network and market share, as the competitors may choose not to sell our products. There can be no assurance that we will be able to adequately replace retailers acquired by competitors if they cease selling our manufactured homes, or that we will be able to maintain our sales volume or market share in these competitive markets.

We established a network of Company-owned retail stores that has required significant restructuring and downsizing, but our efforts may not succeed in making it profitable.

        We responded to the retail consolidation in the manufactured housing sector, beginning in fiscal 1998, by forming our own retail business and establishing a network of Company-owned stores to replace distribution points lost to competitors. We made numerous acquisitions between June 1998 and August 2001, the largest of which was the purchase of HomeUSA in August 1998, comprising 65 stores. We also originated more than 100 "greenfield" locations, which are locations that we have started ourselves rather than through acquisition of existing operations. The combination of the two strategies carried us to a high of 244 stores in November 2000. Since its inception, this business segment has operated at a loss, and as the retail market for manufactured housing has slowed, the losses have grown. During fiscal 2002, we implemented a downsizing strategy to better match our retail capacity to market demand. By assigning management of some of our locations to third parties, and closing and selling other locations, we reduced the number of stores that we operate to 135 at the end of fiscal 2003. These actions have resulted in goodwill impairment and restructuring charges and other costs, including severance payments to employees. Given existing industry conditions and the performance of this new business to date, there can be no assurance that we will be able to complete the restructuring of our retail network as a successful and profitable part of our manufactured housing group in the future. In addition, we may have to undergo additional downsizing of this business depending on the length of time that the current factors affecting it continue to have a negative impact.

Changes in consumer preferences for our products or our failure to gauge those preferences could lead to reduced sales and additional costs.

        We believe that consumer preferences for our products in general, and recreational vehicles in particular, are likely to change over time. We further believe that the introduction of new features, designs and models will be critical to the future success of our recreational vehicle operations. Delays in the introduction of new models or product features, or a lack of market acceptance of new features, designs or models, could have a material adverse effect on our business. For example, we may incur significant additional costs in designing or redesigning models that are not accepted in the marketplace. Products may not be accepted for a number of reasons, including changes in consumer preferences, or our failure to properly gauge consumer preferences. We may also experience production difficulties, such as inefficiencies in purchasing and increased labor costs, as we introduce new models. We cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect our results of operations. There can be no assurance that any of these new models or products will be introduced to the market on time or that they will be successful when introduced.

If the frequency and size of product liability and other claims against us, including wrongful death, rises, our business, results of operations and financial condition may be harmed.

        We are frequently subject, in the ordinary course of business, to litigation involving product liability and other claims, including wrongful death, against us related to personal injury and warranties. We partially self-insure our products liability claims and purchase excess products liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premiums that we are required to pay for insurance to rise significantly. It may also increase the amounts we pay in punitive damages, which may not be covered by our insurance. We are also presently party to actions in litigation that the plaintiffs are seeking to have certified as class actions, and actions where a subclass of plaintiffs has been certified. If any of these actions is certified as a class action and decided in a manner adverse to us, the resulting liability may be significant. These factors may have a material adverse effect on our results of operations and financial condition. In addition, if these claims rise to a level of frequency or size that is significantly higher than similar claims made against our competitors, our reputation and business will be harmed.

When we introduce new products we may incur expenses that we did not anticipate, such as recall expenses, resulting in reduced earnings.

        The introduction of new models is critical to our future success, particularly in our recreational vehicle business. We have additional costs when we introduce new models, such as initial labor or purchasing inefficiencies, but we may also incur unexpected expenses. For example, we may experience unexpected engineering or design flaws that will force a recall of a new product. In addition, we may make business decisions that include offering incentives to stimulate the sales of products not adequately accepted by the market, or to stimulate sales of older or obsolete models. The costs resulting from these types of problems could be substantial and have a significant adverse effect on our earnings.

Fuel shortages, or higher prices for fuel, could have a negative effect on sales of recreational vehicles.

        Gasoline or diesel fuel is required for the operation of motor homes and most vehicles used to tow travel trailers and folding trailers. Particularly in view of increased international tensions, there can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. Increases in gasoline prices and speculation about potential fuel shortages have had an unfavorable effect on consumer demand for recreational vehicles from time to time in the past, which then had a material adverse effect on our sales volume, and may do so in the future.

If we do not successfully upgrade our computer systems, we may lose sales to those of our competitors that have more sophisticated and better integrated systems than we do.

        Our computer systems are not as sophisticated as those that are currently available, and are not fully integrated. We are in the process of upgrading our computer systems, but we are still in the relatively early stages of this process. Competitors with more sophisticated and fully integrated computer systems may have efficiencies that will lead to lower costs and faster delivery schedules, and that may make it difficult for us to compete with them. We will be required to expend significant resources to fully implement a system suitable for a business as large and complex as ours. It is possible that the cost of building a computer system of this nature will be higher than budgeted, and that the system, when completed, will not perform as originally planned. This would increase our costs and disrupt our business.

The market for our manufactured homes is heavily concentrated in the southern part of the United States, and a continued decline in demand in that area could have a material negative effect on sales.

        The market for our manufactured homes is geographically concentrated, with the top 15 states accounting for over 70 percent of the industry's total retail sales in calendar 2002. The southern United States accounts for a significant portion of our manufactured housing sales. As is the case with our other markets, we have experienced a downturn in economic conditions in the southern states, and a continuing downturn in this region that is worse than that of other regions could have a disproportionately material adverse effect on our results of operations. There can be no assurance that the demand for manufactured homes will not continue to decline in the southern United States or other areas in which we experience high product sales and any such decline could have a material adverse effect on our results of operations.

Changes in zoning regulations could affect the number of sites available for our manufactured homes, and zoning regulations could affect the market for our new products, both of which could affect our sales.

        Any limitation on the growth of the number of sites available for manufactured homes, or on the operation of manufactured housing communities, could adversely affect our sales. In addition, new product opportunities that we may wish to pursue for our manufactured housing business could cause us to encounter new zoning regulations and affect the potential market for these new products. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, there has been resistance by property owners to the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, and we believe that this resistance has adversely affected the growth of the industry. The inability of the manufactured home industry to effect change in these zoning ordinances could have a material adverse effect on our results of operations and we cannot be certain that manufactured homes will receive more widespread acceptance or that additional localities will adopt zoning ordinances permitting the location of manufactured homes.

Increased costs, including costs of component parts and labor costs, potentially impacted by changes in labor rates and practices, could reduce our operating income.

        Our results of operations may be significantly affected by the availability and pricing of manufacturing components and labor, as well as changes in labor rates and practices. Although we attempt to offset the effect of any escalation in components and labor costs by increasing the sales prices of our products, we cannot be certain that we will be able to do so without its having an adverse impact on the competitiveness of our products and, therefore, our sales volume. Changes in labor rates and practices, including changes resulting from union activity, could significantly affect our costs and thereby reduce our operating income. If we cannot successfully offset increases in our manufacturing costs, this could have a material adverse impact on our margins, operating income and cash flows. Even if we were able to offset higher manufacturing costs by increasing the sales prices of our products, the realization of any such increases often lags behind the rise in manufacturing costs, especially in our manufactured housing operations, due in part to our commitment to give our retailers price protection with respect to previously placed customer orders.

We depend on a small group of suppliers for some of our components, and the loss of any of these suppliers could affect our ability to obtain components at competitive prices, which would decrease our margins.

        Most recreational vehicle and manufactured home components are readily available from a variety of sources. However, a few components are produced by only a small group of quality suppliers that have the capacity to supply large quantities on a national basis. Primarily, this occurs in the case of gasoline-powered motor home chassis, where Workhorse Custom Chassis is the dominant supplier. Shortages, production delays or work stoppages by the employees of such suppliers could have a material adverse effect on our sales. If we cannot obtain an adequate chassis supply, this could result in a decrease in our sales and earnings.

The market price of our common stock has been depressed, and may decline further. We expect the trading price of our common stock to be highly volatile.

        The market price of our common stock has fluctuated significantly and generally declined, from a closing price of $47.44 per share on March 6, 1998, to $2.57 per share on August 9, 2002. The market price of our common stock may continue to be volatile as a result of a number of factors. Factors that could cause fluctuations in the market price of our common stock include:

    •
    actual and anticipated variations in our operating results;

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    general economic and market conditions;

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    interest rates;

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    general conditions, including changes in demand, in the manufactured housing and recreational vehicle industries;

    •
    future issuances of our common stock, including issuances of common stock in connection with financing activities, in payment of distributions on our convertible trust preferred securities, conversion of our convertible trust preferred securities, or upon exercise of stock options, any of which could have a dilutive effect on our earnings per share and otherwise cause the market price of our common stock to decline;

    •
    perceptions of the strengths and weaknesses of the manufactured housing and recreational vehicle industries;

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    our ability to pay principal and interest on our debt when due;

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    developments in our relationships with our lenders, customers, and/or suppliers;

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    announcements of alliances, mergers or other relationships by or between our competitors and/or our suppliers and customers;

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    announcements and the introduction of new products and models by us or our competitors and the success or failure of these new products and models;

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    developments related to regulations, including zoning regulations; and

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    further downgrades of our corporate credit ratings of our senior implied debt or of specific securities.

        We expect this volatility to continue in the future. In addition, in recent years the stock market in general has experienced extreme price and volume fluctuations that have affected the manufactured housing and recreational vehicle industries and that may be unrelated to the operating performance of the companies within these industries. These broad market fluctuations may also adversely affect the market price of our common stock.

We do not pay dividends on our common stock, and under the terms of the documents governing our 6% convertible trust preferred securities, we are currently deferring payment of dividends on those securities.

        On October 30, 2001, we elected to defer distributions due to be made on November 15, 2001, on our then outstanding 6% convertible trust preferred securities and we have subsequently elected to defer all subsequent quarterly distributions to date. In addition, with respect to our newly issued series of 9.5% convertible trust preferred securities, we elected to pay distributions due on February 15, 2002, and May 15, 2002, in shares of our common stock. In light of our business environment and recent operating results, we currently anticipate that we will find it prudent to defer distributions on our existing 6% convertible trust preferred securities for the foreseeable future, subject to the terms in the governing documents. In addition, we are permitted under the terms of our 9.5% convertible trust preferred securities to defer dividends on these securities commencing February 15, 2004, and we may elect to do so at that time. The deferral of distributions on our existing preferred securities prevents us from declaring or paying any dividends on our common stock during the period of such deferrals. Additionally, even if we choose to resume cash distributions on our 6% convertible preferred securities in the future, we may choose not to pay dividends on our common stock.

PROSPECTUS

$40,000,000

FLEETWOOD ENTERPRISES, INC.

Common Stock

        This prospectus provides a general description of the common stock that we may offer from time to time. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the offering and the specific terms about the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

        The aggregate initial offering price of all securities sold under this prospectus will not exceed $40,000,000.

        Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "FLE".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus is February 12, 2003

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the SEC pursuant to a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this prospectus up to a total dollar amount of $40,000,000.

        The type of securities that we may offer and sell by this prospectus is common stock.

        This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information:

    •
    the amount of common stock which we propose to sell;

    •
    the offering price of the common stock;

    •
    the names of the underwriters or agents, if any, through or to which we will sell the securities;

    •
    any compensation of those underwriters or agents;

    •
    information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

    •
    any material United States federal income tax considerations applicable to the securities; and

    •
    any other material information about the offering and sale of the common stock.

        In addition, the prospectus supplement may add, update or change the information continued in this prospectus.

THE COMPANY

        Unless otherwise indicated, "we," "us," "our" and similar terms refer to Fleetwood Enterprises, Inc. Throughout this prospectus, we use the term "fiscal," as it applies to a year, to represent the fiscal year ending on the last Sunday in April. When we refer to a specific fiscal year, the year reference is to the calendar years in which the fiscal year ends. For example, "fiscal 2002" represents the fiscal year that ended on April 28, 2002. Similarly, our fiscal quarters end on the last Sunday of each of the months of July, October, January and April. We are the nation's largest manufacturer of recreational vehicles, including motor homes, travel trailers, folding trailers and slide-in truck campers, and one of the nation's largest producers and retailers of manufactured housing. In fiscal 2002 and for fiscal 2003 through the fiscal quarter ended October 27, 2002, we sold 53,575 and 31,747 recreational vehicles, respectively. In calendar 2001, we had a 19.6% share of the overall recreational vehicle retail market, consisting of a 17.2% share of the motor home market, a 15% share of the travel trailer market and a 41.7% share of the folding trailer market. In fiscal 2002 and for fiscal 2003 through the fiscal quarter ended October 27, 2002, we shipped 30,056 and 13,937 manufactured homes, respectively, and were the second largest producer of HUD-Code homes in the United States in terms of units sold. In calendar 2001, we had a 3% share of the total single-family housing market and a 17.4% share of the manufactured housing retail market.

        In fiscal 2002, we generated consolidated revenues of $2.28 billion and incurred a net loss of $161.9 million, and in the second quarter of fiscal 2003 we had consolidated revenues of $641 million and showed a net profit of $4.6 million. The losses were due primarily to significantly reduced sales volume in both manufactured housing and, until the third quarter of fiscal 2002, recreational vehicles and to charges related to goodwill impairment, restructuring and downsizing initiatives.

        Our manufacturing activities are conducted in 16 states within the U.S., and to a much lesser extent in Canada. In addition, we operate five supply companies that provide components for our manufactured housing and recreational vehicle operations, while also generating outside sales.

        Our business began in 1950 in producing manufactured homes. We entered the recreational vehicle business in 1964. In fiscal 1999, we entered the manufactured housing retail business through a combination of key acquisitions and internal development of new retail sales centers. At October 27, 2002, we operated 135 retail sales locations in 25 states, and were one of the four largest retailers of manufactured homes in the United States.

        Our principal executive offices are located at 3125 Myers Street in Riverside, California 92503, and our telephone number is (909) 351-3500.

DESCRIPTION OF OUR CAPITAL STOCK

Capital Stock

        Our authorized capital stock consists of 75,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $1.00 per share. At February 12, 2003, we had outstanding:

    •
    35,934,892 shares of common stock (as well as the same number of "rights" to purchase junior participating preferred shares under the terms of our rights plan discussed below);

    •
    exercisable stock options to purchase an aggregate of approximately 5,230,857 shares of our common stock;

    •
    warrants to purchase up to an aggregate of 150,000 shares of our common stock;

    •
    no shares of preferred stock; and

    •
    an aggregate of approximately $373.3 million in liquidation amount of convertible trust preferred securities. Holders of these existing preferred securities have the right to convert their securities into an aggregate of 21,630,980 shares of our common stock, subject to adjustment.

        Subject to the rights of holders of our existing preferred securities, our common stock holders are entitled to receive dividends if and when they are declared by our board of directors from legally available funds and, in the event of liquidation, to receive pro rata all assets remaining after payment of all obligations. Each holder of our common stock is entitled to one vote for each share held and to cumulate his votes for the election of directors. Our stockholders do not have preemptive rights.

        The authorized shares of our preferred stock are issuable, without further stockholder approval, in one or more series as determined by our board of directors. Our board of directors also determines the voting rights, designations, powers, preferences, and the relative participating, optional or other rights of each series of our stock, as well as any qualifications, limitations or restrictions.

        Our certificate of incorporation provides for a classified board of directors, approximately one-third of which is elected annually for a three-year term. Our certificate of incorporation also requires a vote of holders of at least 80% of our voting stock to adopt or modify our bylaws, or to approve a merger, a sale of substantially all of our assets or certain other transactions between us and any other corporation holding directly or indirectly more than 5% of our voting stock, unless the merger, sale or other transaction was approved by our board of directors prior to the other corporation's acquisition of more than 5% of our voting stock. The above provisions cannot be changed unless the change is approved by the affirmative vote of at least 80% of our voting stock.

        EquiServe, L.P. is the transfer agent and registrar for our common stock.

Rights

        On September 15, 1998, our board of directors declared a dividend distribution on each then outstanding share of our common stock of one right to acquire one one-thousandth of a share of our series A junior participating preferred stock at an exercise price of $160.00, subject to adjustment. These rights are also issued with any shares of our common stock that are issued after the initial dividend distribution and before the occurrence of specified events.

        The rights may only be exercised:

    •
    10 days after public announcement that a person or group of affiliated persons has acquired or obtained the right to acquire beneficial ownership of 15% or more (171/2% in the case of a passive institutional investor) of our outstanding common stock without the prior approval of our board of directors (such person or group being defined as an "acquiring person"); or

    •
    10 days after commencement of a tender offer or exchange offer that would result in a person or group of affiliated persons beneficially owning 15% or more of our common stock.

        If a party acquires 15% or more (171/2% in the case of a passive institutional investor) of our outstanding shares of common stock in accordance with certain defined terms or our board of directors determines that any person has become an acquiring person, each right will entitle its holder to purchase, at the right's then current exercise price, a number of shares of our common stock having a market value of twice the right's then current exercise price.

        The rights do not have voting or dividend rights and expire on September 15, 2008, if not redeemed, exchanged or tendered prior to this date. The rights may be redeemed in whole, but not in part, by us at a price of $0.002 per right at any time prior to the earlier of:

    •
    the expiration of the rights;

    •
    10 days following a person or group's acquisition of 15% or more (171/2% in the case of a passive institutional investor) of our outstanding common stock; or

    •
    10 days following our board of directors' determination of a person to be an acquiring person.

        If we are acquired, under certain circumstances each right entitles the holder to purchase, at the right's then current exercise price, a number of the acquiring company's common shares having a market value of twice the right's then current exercise price.

        Unless and until the rights become exercisable, the rights trade only with our shares of common stock and are represented by the stock certificates representing our common stock. If the rights become exercisable, separate certificates representing the rights will be delivered to the holders of our common stock at that time, and the rights will then trade separately from our shares of common stock.

Warrants

        On August 30, 2001, we issued common stock warrants to a business consulting firm covering the right to purchase up to 150,000 shares of our common stock through a private placement, subject to upward or downward adjustment.

        The warrants do not have voting or dividend rights and are exercisable at any time from the date of issuance until they expire on January 2, 2005. We granted registration rights to the business consultant and on November 19, 2001, we filed a registration statement to register for resale under the Securities Act the shares underlying the warrants.

USE OF PROCEEDS

        We intend to use the net proceeds that we receive from the sale of the securities offered by this prospectus for general corporate purposes or as may be stated in a supplement or supplements to this prospectus.

PLAN OF DISTRIBUTION

General

        The securities which may be offered pursuant to this prospectus and any prospectus supplement may be offered by us to one or more underwriters for public offering and sale by them or to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the applicable prospectus supplement. Sales of such securities may be effected by us from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange or other securities exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of the securities, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may offer and sell the securities in exchange for one or more of our outstanding debt securities or other securities.

        In connection with the sale of the securities, underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from us and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

        Direct sales of securities may be made on a national securities exchange or otherwise.

        Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities.

        Certain of the underwriters, dealers, agents and remarketing firms described below and their associates may engage in transactions with, and perform services for, us in the ordinary course of business.

        Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resales of the securities. To the extent required, the prospectus supplement will describe the terms of such sales, include the terms of any bidding or auction process, if used.

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers to purchase securities from us pursuant to contracts providing for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

        Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The persons engaging in these activities may discontinue any of these activities at any time.

LEGAL MATTERS

        Forrest D. Theobald, our Senior Vice President and General Counsel, has issued an opinion with respect to the validity of the securities being offered by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the accompanying prospectus supplement relating to that offering.

EXPERTS

        The consolidated financial statements of Fleetwood Enterprises, Inc. appearing in Fleetwood Enterprises, Inc.'s Annual Report (Form 10-K) for the year ended April 28, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information for the three-month period ended July 28, 2002 and the three and six-month periods ended October 27, 2002, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Fleetwood Enterprises, Inc.'s Quarterly Reports on Form 10-Q for the quarter ended July 28, 2002 and October 27, 2002, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

        On April 2, 2002, we terminated the engagement of Arthur Andersen LLP, and on April 4, 2002, we engaged Ernst & Young LLP as our independent auditors. Our consolidated balance sheets as of April 30, 2000 and April 29, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal years incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated July 30, 2001, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen's consent to the incorporation by reference into this registration statement of Andersen's report with respect to these financial statements. Under these circumstances, Rule 437a under the Act permits us to file this registration statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to us) may be limited as a practical matter due to the events regarding Andersen.

FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking information. This forward-looking information is subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risks Relating to our Business" in Item 1 of our Annual Report on Form 10-K for the fiscal year ending April 28, 2002. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy the registration statement, the documents that we incorporate by reference into the prospectus, as well as our other reports, proxy statements and other information filed by us at the public reference facilities maintained by the SEC at Room 1024, 45 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 233 Broadway, 16th Floor, Woolworth Building, New York, New York 10279-1803 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies from the public reference room by calling the SEC at 1-800-SEC-0330. In addition, we are required to file electronic copies of these materials with the SEC through the SEC's EDGAR system. You may access the information we file with the SEC over the Internet at the SEC's web site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

    •
    Current Report on Form 8-K, filed January 21, 2003;

    •
    Amendment to Registration Statement on Form 8-A, filed January 21, 2003;

    •
    Amendment to Quarterly Report for the fiscal quarter ended July 28, 2002, filed January 17, 2003;

    •
    Current Report on Form 8-K, filed December 10, 2002;

    •
    Current Report on Form 8-K, filed on December 9, 2002;

    •
    Quarterly Report on Form 10-Q for the fiscal quarter ended October 27, 2002;

    •
    Current Report on Form 8-K, filed on September 24, 2002;

    •
    Current Report on Form 8-K, filed on September 5, 2002;

    •
    Amendment No. 1 to Quarterly Report on Form 10-Q for the fiscal quarter ended July 28, 2002;

    •
    Quarterly Report on Form 10-Q for the fiscal quarter ended July 28, 2002;

    •
    Current Report on Form 8-K, filed on August 13, 2002;

    •
    Current Report on Form 8-K, filed on August 9, 2002;

    •
    Current Report on Form 8-K, filed on July 26, 2002;

    •
    Current Report on Form 8-K, filed on July 18, 2002;

    •
    Annual Report on Form 10-K for the fiscal year ended April 28, 2002;

    •
    Registration Statement on Form 8-A, filed on October 28, 1998; and

    •
    The description of our common stock contained in our Registration Statement on Form S-4/A, filed on June 25, 1998.

        You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Investor Relations Department, Fleetwood Enterprises, Inc.,
3125 Myers Street, Riverside, California 92503
(909) 351-3500

$40,000,000

FLEETWOOD ENTERPRISES, INC.
Common Stock

PROSPECTUS

February 12, 2003

QuickLinks

TABLE OF CONTENTS
General
Market for Our Common Stock
Use of Proceeds
Plan of Distribution
Disclosure Regarding Forward Looking Statements
Risk Factors
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
THE COMPANY
DESCRIPTION OF OUR CAPITAL STOCK
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE